Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

FLE - Q1 2008 Fleetwood Enterprises, Inc. Earnings Conference Call

Event Date/Time: Sep. 06. 2007 / 10:30AM PT

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CORPORATE PARTICIPANTS

Kathy Munson

Fleetwood Enterprises, Inc. - Director IR

Elden Smith

Fleetwood Enterprises, Inc. - President, CEO

Boyd Plowman

Fleetwood Enterprises, Inc. - CFO

Charley Lott

Fleetwood Enterprises, Inc. - President, Housing Group

Paul Eskritt

Fleetwood Enterprises, Inc. - President, RV Group

Andy Griffiths

Fleetwood Enterprises, Inc. - SVP, CAO

CONFERENCE CALL PARTICIPANTS

Kathryn Thompson

Avondale Partners - Analyst

John Diffendal

BB&T Capital Markets - Analyst

Ian Zaffino

Oppenheimer - Analyst

Jay McCanless

FTN Midwest - Analyst

Chris Cook

Zazove - Analyst

Thomas Haynes

Empirical Capital - Analyst

PRESENTATION

Operator

 Good afternoon, ladies and gentlemen, and welcome to the Fleetwood Enterprises Incorporated first quarter fiscal year 2008 financial results conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session. Please note that this conference is being recorded.

I will now turn the call over to Ms. Kathy Munson. Ms. Munson, you may begin.

 Kathy Munson - Fleetwood Enterprises, Inc. - Director IR

 Thank you, Natalie. Hello, everyone, and welcome to Fleetwood Enterprises’ conference call for its first quarter of fiscal 2008, ended July 29, 2007. I’m Kathy Munson, Director of Investor Relations. First, we trust that all of you have received today’s news release announcing Fleetwood’s results. The company’s 10-Q was also filed today. This call is being broadcast live over the internet at streetevents.com and earnings.com, and is accessible from our own Web site, ir.fleetwood.com. A replay of the call will be available at each site shortly after the end of the call, and the call is also being taped. If you have any questions about accessing any of this information, please call the Pondel Wilkinson Investor Relations office in California at 310-279-5980 after the conference call.

Please be advised that the statements made by Fleetwood Enterprises in today’s press release and during this conference call that relate to future plans, events, or performance are forward-looking statements and are being made against the backdrop of the Safe Harbor rules. These statements are based on the beliefs of the company’s management, as well as assumptions made by and information currently available to the company’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in the company’s 10-K and other SEC filings.

Actual results, events, and performance may differ materially. Readers and conference call participants are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. The company undertakes no obligation to release publicly the release of any revisions to these forward-looking statements that may result from changing circumstances or unanticipated events. With that in mind, let’s move on to today’s call, with Elden Smith, President and Chief Executive Officer, and Boyd Plowman, Executive Vice President and Chief Financial Officer. The other Fleetwood executives who are available to answer your questions at the conclusion of the introductory comments are Paul Eskritt, President of the RV Group; Charley Lott, President of the Housing Group; Andy Griffiths, Senior Vice President and Chief Accounting Officer; and Lyle Larkin, Vice President and Treasurer. I will now turn the call over to Elden Smith, Fleetwood’s President and CEO. Elden?

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

 Thank you, Kathy. Welcome and thanks for joining us today. In our most recent quarter, in spite of soft retail markets, we generated operating results in each of the RV divisions and in the Housing Group that were improved over last year. This is even more notable considering that revenues were down in each unit except the motor home division. These results represent evidence that the cost cutting and organizational moves that we have made are taking hold.

The motor home division’s results are particularly noteworthy, with a swing from a $3.5 million loss last year at this time to a $9 million operating profit. Despite a soft retail market, sales improved in all motor home product segments as compared to the prior year due to an increase in shipments and higher average selling prices. Sales of both our entry-level Class A’s and C’s were up, putting downward pressure on our average selling price, but that was more than offset by the effect of increased sales of higher-end models and multi-slide floor plans, primarily in our diesel segment. Some of our key metrics reflected significant improvement as well, including labor costs as a percentage of sales, labor efficiencies, and warranty expense.

Progress was also evident in our Housing group, which increased operating income by 143% on sales that were down slightly. Most of Housing’s key operating metrics showed improvement.

Our RV Group held its National Dealer Meeting in Las Vegas last week. Despite some of the difficulties of recent years, we have been fortunate to enjoy longstanding partnerships with many of our dealers. The strength and longevity of these relationships was reflected in the special recognition of 137 dealers at the meeting for achieving excellence in customer service and satisfaction for periods of ten years or more. It is encouraging to see that our dealers support our efforts, including providing valuable feedback on our products and performance. Under our revamped structure, this advice is given attention and put to good use.

We displayed over 50 RVs at that meeting, many of which included new floor plans, interiors, and exteriors that reflect recent customer feedback. We launched three new brands and relaunched two others, all in price points where we needed additional market participation. These included two new more fuel-efficient Class C’s, the Pulse and Icon brands; a new mid-priced toy hauler under the Formula brand; and a revamp of our value-priced Class A brands, Terra and Fiesta. In addition, all of our diesel brands now have at least one floor plan with our popular full-wall slide option. We also introduced additional floor plans in our travel trailer lineup, along with new interior decors with more residential color schemes and furniture.

Today, our recreational vehicle backlogs are up significantly from the end of the first quarter. Specifically, our motor home backlog is currently 2,157 units, while it was 1,060 units at the end of the quarter and was 1,905 units this time last year. The travel trailer division’s current backlog is 2,209 units. It was 955 units at the end of the quarter and 4,605 units at this time last year. And our folding backlog is now 2,887 units compared with 1,650 at quarter end and 3,236 last year.

Turning to manufactured housing, we’re making very good headway in what continues to be a difficult and uncertain market for manufactured housing. For example, the Housing Group’s backlog is 2,049 floors or 1,201 units, compared with 1,257 floors or 691 units last year. But as we have said every quarter lately, the regional differences in the market are striking. Texas and North Carolina, for instance, are beginning to show significant year-over-year improvements in monthly shipments, although both states are still down slightly in year-to-year comparisons. Meanwhile, the key retirement states of Florida, Arizona, and California are each off more than 40% year over year.

The full effect of the turmoil in the site-built mortgage market remains to be seen. Since the manufactured housing industry went through very similar circumstances seven or eight years ago, financing for customers of our products has been quite restricted, predominantly available to those with high credit scores, full documentation, and at least 10% down payment, and then at significantly higher interest rates than site-built homes. We believe that the relatively easy-to-obtain subprime and alt-A mortgage loans effectively attracted people to site-built homes who otherwise might have been our customers. We are looking forward to doing business on a more level playing field. There are signs that this has already been happening in some areas. At the same time, we have concerns that competition from low-priced homes and foreclosures could delay further improvement for a time.

At this point, I’m going to turn it over to Boyd to discuss the financials in more detail. Boyd?

 Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

 Thanks, Elden. The net loss for the first quarter was $2.3 million or $0.04 per share compared with the net loss of $400,000 or a penny per share for the first quarter of last year. Last year’s results included pretax, non-operating income of $18.5 million, partially offset by a non-cash deferred charge of $3.6 million. These one-time line items were generated by our purchase of 1 million shares of our 6% convertible trust preferred securities at a discount of approximately 39% to their face value. The operating loss from discontinued operations was a penny per share this year, compared with two cents per share last year.

Net income for this year would have been above break-even, except for a non-cash charge of $2.8 million for our preferred tax provision, reflecting a reduction in the carrying value of the deferred tax asset. This relates to our decision to sell a facility in Fontana, California, that housed a small fiberglass operation and will cease operations by the end of the second quarter. Potential unrealized gains on certain designated parcels of real estate have been a part of our tax planning strategy to support the carrying value of our deferred tax asset. Since we now have plans to actively market some of these properties, accounting guidance dictates that related unrealized gains can no longer be considered as part of our tax planning strategy. We will continue to be more aggressive with the disposition of remaining idle facilities, but none of these currently form part of that tax planning strategy.

Now let’s talk about the operating results. Our first quarter consolidated revenues were $510 million, down about 4% from last year’s $530 million. The decline was mainly related to a 48% drop in travel trailer revenues, largely offset by a 22% increase in motor home sales. Manufactured housing revenues were off just 1% from the prior year. Both the RV and manufactured housing markets have been challenging in the last 12 months, and that weakness carried into the first quarter.

RV Group sales for the quarter were down 3% to $359 million from $371 million in the prior year. Travel trailer sales fell from $122 million to $64 million this year as soft market conditions prompted dealers to reduce their inventories, which had peaked in the early part of the calendar year. Industry shipments for the first half of calendar year 2007 were down 16%, while retail sales for the same period were essentially flat. This confirms that, industry-wide, dealers have reduced their inventories by not replacing units sold at retail. Last fall we had a successful promotion that increased shipments and dealer inventories at a faster rate than the overall industry. This trend has reversed itself in the softer market conditions of the last two quarters and has penalized our shipments accordingly, but things should be back in balance by the end of the second quarter. As expected, we have lost some orders for our entry-level products from certain eastern dealers due to higher freight costs. These dealers previously had been served by a closer plant that has now been idled and sold. Our folding trailer sales also declined in a softening market segment to $22 million from $24 million.

Motor home sales increased from $225 million last year to $274 million for the first quarter of this year. During the first half of this calendar year, Fleetwood motor home unit sales have outperformed the national wholesale market, which has been approximately even with the prior year. We anticipate that this trend will translate into improved Fleetwood retail market share in the near future.

Sales for the Housing Group dropped slightly to $144 million from $146 million. This year’s sales were bolstered by $9 million of sales to the U.S. military for base housing. Weakness in sales occurred in California and Florida, where we hold the number one market share position. We believe that these two significant retirement states, as well as Arizona, have been especially impacted by the slowdown in the site-built housing market.

We earned income from operations of $6 million, compared to an operating loss of $8.2 million in last year’s first quarter. Included in this year’s operating income was a $5.3 million gain from the sale of an idle RV facility, which was partially offset by an $800,000 impairment charge related to another idle facility. Last year’s operating loss included a gain of $2.1 million from the sale of two idle housing plants.

The turnaround from last year was primarily the result of higher motor home revenues and gross margin improvement in motor homes and manufactured housing. Overall, gross margin rose from 13.8% to 15%, mainly due to lower labor costs resulting from improved labor efficiencies and lower retirement and fringe benefit expenses.

While the travel trailer division’s loss was reduced to $7.4 million from a $10 million loss last year, it was basically because of the previously mentioned property sale. This was a transition quarter for the division in many respects following the closure of our four travel trailer plants during or shortly after the fourth quarter of fiscal 2007 and a fifth plant near the end of the first quarter of fiscal 2008. The costs of redistributing inventory and product to operating plants pursuant to the plant closures along with inefficiencies of the new model year changeover had a negative impact on results. Approximately $2.4 million of the loss was attributable to our now-closed Canadian plant, which was winding down operations throughout the quarter.

We continue to benefit from our cost-containment actions. In the first quarter, operating expenses for the entire company, which consist of selling, warranty, and general and administrative expenses, were down by $8.4 million compared to the prior year. The majority of the savings was related to lower warranty costs and reduced headcount. Warranty costs on a consolidated basis were down by $5.7 million for the quarter, as plant-based service has continued to gain traction. General and administrative expenses were lower by $2.5 million, maintaining a very positive trend. Over the past two years, we have moved to exit unprofitable businesses, close unprofitable plants, and decentralize our organization, all of which continued to reduce our costs.

Cash and marketable securities declined $11 million compared to a year earlier, due mostly to net losses over the past 12 months, partially offset by significant reductions in inventories and receivables. Since the end of the fourth quarter, cash and marketable securities are down $25 million to $51 million, primarily as a result of higher receivables and inventory. The rise in receivables relates mainly to the increase in motor home revenues and to the timing of receipts between the two quarters. The increase in inventory was primarily due to a higher stock of chassis compared to the prior quarter as a result of advance purchases in anticipation of a supplier production shutdown during July. Overall, we believe that our inventory levels are reasonable, although travel trailer finished goods were somewhat higher than expected due to the soft market.

Bank borrowings, which consist entirely of the term loan with no borrowings on our revolver, were down from the prior quarter end and the prior year. Total borrowings remained roughly even with those outstanding at the end of the fourth quarter. Now I’ll turn it back over to Elden to address our outlook.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

 Thanks, Boyd. The task of turning around a company the size of Fleetwood and at the same time building a solid foundation for its long-term future obviously takes time. We are beginning to see some of the tangible results that should be expected from our initiatives to cut costs, improve our products, and strengthen our connections to our customers.

There are parts of the company we continue to fine tune and there are areas where we continue to be aggressive in implementing change. There are no divisions of the company where we believe that the job of making ourselves more efficient and more responsive is complete. My goals are unchanged — to attain consistent profitability and continuous improvement.

As most of you know, in the midst of this progress, one of our largest shareholders sent a public letter to our Board of Directors, proposing a sale of Fleetwood to a specific competitor. This proposal will be evaluated by our Board in due course. But I would like to point out that the Board and management regularly evaluate all types of ideas for restructuring, including acquisition, disposition, and consolidation possibilities. We have a very active strategic planning process, involving members of management and the Board, all of whom recognize that our primary job is the creation of a strong company that provides long-term value to all our shareholders. We are continuing to pursue our goal of a prosperous Fleetwood, which we believe is in the best interests of all our stakeholders, including our customers, our dealers, our associates, and certainly our shareholders. If and when there are any company or board actions that need to be disclosed, rest assured that we will do so in a prompt fashion, just as we have in the past. Until such time, we will have nothing further to say on this particular matter and would appreciate your understanding of this during the Q&A part of this call.

As far as our short-term outlook, the fallout from the mortgage market is affecting the financial markets, which in turn lowers consumer confidence. To date, these factors have not significantly impacted our businesses, but it seems likely that they will. If conditions remain stable throughout the second quarter, we would expect to see results similar to those of the first quarter. In any event, we expect to show significant improvement over the second quarter of last year. Our concerns about the market environment, however, continue to require that we operate cautiously. That concludes our general remarks about operating results. Operator, please open the lines for questions.

 QUESTION AND ANSWER

Operator

 Thank you. (OPERATOR INSTRUCTIONS). The first question comes from Kathryn Thompson from Avondale Partners. Please go ahead.

 Kathryn Thompson - Avondale Partners - Analyst

 Thank you. Could you just reiterate what your updated manufactured housing backlogs were? Then of that, how much of the manufactured housing backlogs are modular?

 Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

 Okay. Kathryn, right now our current backlogs are about 1200 units and that was — there’s about 100 of that modular.

 Kathryn Thompson - Avondale Partners - Analyst

 Okay.

 Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

 99 to be exact.

 Kathryn Thompson - Avondale Partners - Analyst

 Also, would you be able to give an update on capacity utilization for your manufactured housing segment since the quarter end?

 Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

 Yes. We ended the quarter at about 43% capacity utilization.

 Kathryn Thompson - Avondale Partners - Analyst

 Yes.

 Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

 Actually, today, we’re at about 47%. As you recall, January, I think we were around 35%, April quarter of 37%, so we’re continuing to make some progress in that area as well.

 Kathryn Thompson - Avondale Partners - Analyst

 Okay. And just to confirm, your break-even point in that segment is still around 35%?

 Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

 That’s pretty close. Yes, ma’am.

 Kathryn Thompson - Avondale Partners - Analyst

 Okay. As far as — what can we expect in terms of residual cost associated to closures and consolidations as we go into Q2?

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

 We could have some, but nothing significant.

 Kathryn Thompson - Avondale Partners - Analyst

 And just tagging along that with your guidance, you said that Q2 will be similar to Q1. Is this including or excluding any gains or losses from closures or facility sales?

 Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

 Kathryn, this is Boyd. Actually, we expect — we did have some gain in Q1, net gain in Q1 —

 Kathryn Thompson - Avondale Partners - Analyst

 Correct, correct.

 Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

 — and we expect we’ll probably have, not an identical amount, but we’ll probably have some in Q2 as well. It’s kind of both from a pure operational standpoint and a real estate standpoint, pretty much the same ballpark.

 Kathryn Thompson - Avondale Partners - Analyst

 So from your operating and net —

 Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

 Yes.

 Kathryn Thompson - Avondale Partners - Analyst

 — should be similar. Okay. Could you also give an update on the status of your other real estate sales? I think in your last quarter-end conference call, you indicated that you had about $50 million that were up for sale. Just want to get a status on those sales.

 Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

 We have subsequently, I believe, we’ve sold a couple of facilities and the resulting cash is slightly under $10 million, if I remember correct.

 Kathryn Thompson - Avondale Partners - Analyst

 Okay. So that hits in Q1 or Q2?

 Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

 Actually, one of those was in Q1 and one, a smaller one — that was the RV facility that we mentioned.

 Kathryn Thompson - Avondale Partners - Analyst

 Yes.

 Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

 And that was 7 or $8 million and then a much smaller one early this quarter.

 Kathryn Thompson - Avondale Partners - Analyst

 Okay. Okay.

 Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

 Actually, probably a little bit in excess of $10 million, the combination of the two.

 Kathryn Thompson - Avondale Partners - Analyst

 It’s logical if you added $10 million, you could back out what the sale was in Q1 and get to where we are in this quarter; correct?

 Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

 Yes.

 Kathryn Thompson - Avondale Partners - Analyst

 That’s all I have for right now. Thank you very much.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

 Thank you.

Operator

 Thank you. The next question comes from John Diffendal from BB&T Capital Markets. Please go ahead.

 John Diffendal - BB&T Capital Markets - Analyst

 Good afternoon.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

 Good afternoon.

 John Diffendal - BB&T Capital Markets - Analyst

 You mentioned that the closing of the plants and shifting inventory around and additional cost there... any way to quantify the cost that that hit the quarter on reshuffling on the travel trailer side?

 Paul Eskritt - Fleetwood Enterprises, Inc. - President, RV Group

 John, this is Paul. It’s kind of difficult because we’ll have excess raw materials and chassis at our plants that we’re moving around and some of the remaining finished goods we end up shipping back to our local plant so we can ship them out of there. I don’t have a quantified number on that, but it did impact us this quarter a little bit.

 John Diffendal - BB&T Capital Markets - Analyst

 Okay. But that’s for the most part done?

 Paul Eskritt - Fleetwood Enterprises, Inc. - President, RV Group

 That is correct.

 John Diffendal - BB&T Capital Markets - Analyst

 You mentioned you had a working capital drain in the October quarter — excuse me, in the July quarter. Do you expect most — you mentioned chassis and some other things. Do you expect most of that to reverse in the October quarter so that that will be a net positive?

 Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

 I would — John, this is Boyd — I would say not most of it. The part related to chassis will reverse over the next quarter or two. The bigger part of that is probably related to receivables, where we had some — just some unusual — slightly unusual timing in Q4, so I would say Q4 receivables were lower relative to the sales rate than we have typically seen, just due to timing of sales and collections.

 John Diffendal - BB&T Capital Markets - Analyst

 And you say that will not reverse?

 Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

 That part of it would not — I would say that April was the aberration in that case and that July is more normal.

 John Diffendal - BB&T Capital Markets - Analyst

 I see. And then lastly, give us an update — I know you’ve discussed this in your Q some — the full-body paint situation in California. I know you — there’s a hearing coming up, but talk about that a little bit. But also talk about what your fallback or contingency plans are there, if things go against you.

 Paul Eskritt - Fleetwood Enterprises, Inc. - President, RV Group

 John, this is Paul. I’ll just give you an update. As we’ve been stating before, we’ve been operating with an experimental variance granted by CalOSHA since July of 2004. Most recently, the current experimental variance has been extended until October 2007. Fleetwood obviously has applied to the Standards Board in California for a permanent variance. There’s been a lot of hearings and a lot of briefs filed back and forth between us to the Standards Board, and CalOSHA to the Standards Board. The most recent was filed at the end of June by the division of CalOSHA and us. The Standards Board has requested further hearings, tentatively set up right now for October of this year. And that’s kind of basically the update. We have on the side been looking at other options as far as equipment, automated equipment, robotics as a possibility. That process continues to go on. Every month we get further along in that process. Ultimately, at the end, we are waiting for the outcome of this decision, but we want to be in a position, depending on the decision, to go forward if we have to with robotics — that’s what we would do.

 John Diffendal - BB&T Capital Markets - Analyst

 If it goes against you, there would be some disruption, I guess? And this is gas product.

 Paul Eskritt - Fleetwood Enterprises, Inc. - President, RV Group

 This would be our gas and a few Class C’s that we full paint. There would be some disruption and — but our feeling right now is we feel once this resolution gets in place, it is our feeling that they would give us time to go do that. We can’t always guarantee that, but we feel that they will.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

 They’ve been pretty responsive, John, to this point, with giving us extensions as we make progress.

 John Diffendal - BB&T Capital Markets - Analyst

 That’s great. Thank you.

Operator

 Thank you. The next question comes from Ian Zaffino with Oppenheimer. Please go ahead.

 Ian Zaffino - Oppenheimer - Analyst

 Thanks. This might be a little bit difficult to get to, but can you give us an idea of what portion of your profit came from the modular business versus the standard manufactured housing product?

 Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

 It was pretty small, Ian, although we did operate profitably in the first quarter. It was a small part of the manufactured housing.

 Ian Zaffino - Oppenheimer - Analyst

 Okay. Then the second question will be on the outlook. We’re talking about the quarter over quarter comparisons, you’re talking about profitability, not revenues; correct?

 Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

 That is correct.

 Ian Zaffino - Oppenheimer - Analyst

 And as far as the outlook for manufactured housing, are you seeing anything tangibly — or any tangible evidence suggesting an improvement there, or is everything really anecdotal or theoretical? Thanks.

 Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

 I think most of it is anecdotal right now. I don’t think there’s a lot of tangible evidence at this point.

 Ian Zaffino - Oppenheimer - Analyst

 And is it anecdotal, or is it more theoretical?

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

 Can we get a definition?

 Ian Zaffino - Oppenheimer - Analyst

 I think theoretical is based on theory, based on what you’ve seen before, where anecdotal is some actual data points.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

 As I indicated in my remarks, Ian, we are seeing some areas of the country where we feel that we’re seeing improvement in the market because of the changes in the mortgage situation. But they’re isolated and certainly not broad-based at this point.

 Ian Zaffino - Oppenheimer - Analyst

 Okay.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

 If that’s what you’re asking for.

 Ian Zaffino - Oppenheimer - Analyst

 And if you could give us a little bit of color on what you’re actually seeing in these particular regions? Is it an increase in backlog, is it an increase in applications, what are you actually seeing?

 Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

 Ian, this is Boyd. We have seen improved backlogs in several market areas in the country and as we’ve talked before, really the southern part of the country, ex-ing out Florida, has been relatively strong recently. We have seen improvements in our backlogs. We saw the recent — the most recent monthly reporting the states of Texas and North Carolina on an industry-wide basis have exhibited some strengths. We continue to see weakness both at retail and in terms of reducing dealer inventories in the retirement market states of Florida, Arizona, and California. So it’s really — although you can look at the national numbers, it’s really a mixed bag among the regions and the regions that don’t appear to be negatively impacted by an inability to sell a home and a retiree move into a manufactured home on balance are not doing badly for us.

 Ian Zaffino - Oppenheimer - Analyst

 Okay. Thank you very much.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

 Thank you.

Operator

 Thank you. The next question comes from Jay McCanless from FTN Midwest.

 Jay McCanless - FTN Midwest - Analyst

 Good afternoon, everybody.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

 Good afternoon, Jay.

 Jay McCanless - FTN Midwest - Analyst

 I wanted to drill down more on what you were just talking about, Boyd, and talk specifically about what is driving the strength in North Carolina and then also in the South Central region, excluding Florida?

 Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

 Jay, this is Charley. North Carolina, specifically, is being driven by one company up there and we don’t really like to call out companies, but I think maybe in this case, Clayton has about 70% retail market share in the State of North Carolina. And that’s up from about 55% a year ago. So they’ve literally taken some more share from everybody else, including us, in that state - that particular state — over the past year. The rest of the south, Jay — with the exception of Florida, the market continues to be relatively healthy. There is just a lot of mixed remarks whenever we ask about what’s causing it. There’s still some uncertainty as to what’s causing it, but it is healthy, generally speaking, in the south.

 Jay McCanless - FTN Midwest - Analyst

 Okay. And just one other question, on mix. I saw that singles picked up relatively strongly and a decline in multi-section for HUD code. Is that a shift you expect going forward, or was that just a one-time event?

 Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

 We’ve seen a little strengthening for the past several months in the single section and it could continue, but that would sort of be speculation on our part, I guess. The industry seems to be showing a little more strength in the single section. It could also speak to the fact that repos are pretty much — I wouldn’t say nonexistent, but they’re not a factor anymore.

 Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

 Jay, this is Boyd. If you look at those statistics on a national basis, they tend to get skewed by geography. And if the southeast, with the exception of Florida, is strong, that historically has a greater mix of single section and the retirement markets almost by definition are multi-section markets, predominantly. So geographical strengths and weaknesses are driving part of that mix shift. The other comment that I would make is that one other — we believe one other factor that may be helping the market now and we think is most likely to help in the future is the situation with a low apartment vacancies and rising rents and we think we compete at least as much with apartments as we do site-built housing.

 Jay McCanless - FTN Midwest - Analyst

 Sure. Wanted to ask one other question, kind of a different way to approach the distribution question. Since the finance doesn’t seem to be getting any easier for potential manufactured housing clients, have you seen pickup in new retail dealerships, whether it’s through Clayton expansion or new independent retail dealerships around the country?

 Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

 Jay, no, we have not seen that.

 Jay McCanless - FTN Midwest - Analyst

 Okay, great. Thank you.

 Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

 Jay, just to clarify, I think Charley’s answer was from an industry-wide perspective, I believe, wasn’t it Charley?

 Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

 Yes, it was.

 Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

 But we have been pretty successful in adding new distribution points as a company.

 Jay McCanless - FTN Midwest - Analyst

 Yeah. Well, I saw that increase and I didn’t know if that was old FRC dealerships that are now Clayton or if you’re starting to see new independents show up on the scene —

 Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

 For the most part, it’s not new independents, but they are independents that are newly doing business with us.

 Jay McCanless - FTN Midwest - Analyst

 Okay, great. Thank you.

Operator

 Thank you. The next question comes from Chris Cook with Zazove. Please go ahead.

 Chris Cook - Zazove - Analyst

 Two questions. Your CapEx in the first quarter looked to be about $2 million. I was just curious as to what your need for capital or CapEx you thought would be for fiscal 2008 or longer term?

 Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

 On an annual basis, at least for the next year or two, we don’t think it’s likely to exceed about $15 million. And that could be on the high side.

 Chris Cook - Zazove - Analyst

 Okay.

 Andy Griffiths - Fleetwood Enterprises, Inc. - SVP, CAO

 This is Andy. The only uncertainty there really deals with the point that Paul made earlier — if we do get into robotics or something like that on the motor home side, it may push up the numbers that Boyd mentioned towards the end of the fiscal year or perhaps getting into the next fiscal year.

 Chris Cook - Zazove - Analyst

 And how much would that robotics push be, do you think?

 Andy Griffiths - Fleetwood Enterprises, Inc. - SVP, CAO

 We don’t know at this point in the sense that we’re still exploring it. Probably at a single plant location, we might be in the 3 to $4 million range.

 Chris Cook - Zazove - Analyst

 Got you. Obviously, you’d only do it if the returns warrant it.

 Andy Griffiths - Fleetwood Enterprises, Inc. - SVP, CAO

 Exactly.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

 That’s correct.

 Chris Cook - Zazove - Analyst

 And you guys highlighted, I believe it was $9 million of sales in manufactured housing to the military in the first quarter. I was curious, did you highlight that just because you thought it was sort of a one-time boost to sales and that goes away in the subsequent quarters?

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

 It’s all done on a bid basis, of course. It is continued into the second quarter, but you can’t always count on it. We anticipate that we’ll continue to pursue that business, though. So it could be fairly consistent.

 Andy Griffiths - Fleetwood Enterprises, Inc. - SVP, CAO

 But specifically, we did want to draw attention to the fact that it was modular product. So anyone who wants to compare apples to apples in HUD product, that’s information you would need.

 Chris Cook - Zazove - Analyst

 Got you. Thanks.

Operator

 The next question comes from Thomas Haynes from Empirical Capital. Please go ahead.

 Thomas Haynes - Empirical Capital - Analyst

 Wanted to talk for a second about the shipments in the manufactured housing sector. Can you give us any color on how the shipments have been trending on a month over month basis, sequentially?

 Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

 For the last two to three months, they’ve been improving, Thomas. I think the last month, July, which the stats that we recently received, they were annualizing now at about 106,000, and that was the highest annualized rate that we’ve had all year long.

 Thomas Haynes - Empirical Capital - Analyst

 And then from your own perspective on a monthly basis, have you seen similar sequential increase?

 Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

 We have, yes.

 Thomas Haynes - Empirical Capital - Analyst

 Okay. Then can you give us any color on how the loan applications or originations are trending industry-wide, I guess?

 Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

 Thomas, based on the information we get through our retailer network, we haven’t seen much of a change in the last three or four months.

 Thomas Haynes - Empirical Capital - Analyst

 Okay. That’s great. Thank you.

 Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

 You’re welcome.

Operator

 Thank you. The next question is a follow-up from John Diffendal from BB&T Capital Markets. Please go ahead.

 John Diffendal - BB&T Capital Markets - Analyst

 Yes. I think you mentioned when you pre-released your sales for the quarter, that on the MH side, of course, you were down about 1%, but showed some optimism that the October quarter would show positive sales comparisons. Is that still a valid observation? It seems like you may be backing off slightly a little bit, given some of the uncertainties on MH, I’m just trying to gauge whether that’s still operative?

 Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

 It should — from comparing it to the same quarter last year, is that what your question is, John?

 John Diffendal - BB&T Capital Markets - Analyst

 Yes, Charley, yes.

 Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

 It should compare very favorably to the same quarter last year.

 John Diffendal - BB&T Capital Markets - Analyst

 Okay. So that’s still a valid point you raised before.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

 Yes, it is.

 John Diffendal - BB&T Capital Markets - Analyst

 And I know Jay was asking about North Carolina. Let me push it off to a different state, Texas, which is the largest state, and that seems to be getting better. A note I did on the July number, I was surprised to see that both — at least in this month — both singles and multis were up roughly 20% or better. What do you see — what’s your observation about Texas, given that we’re also seeing multis up as well as singles?

 Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

 John, I guess my thought is that it’s — a lot of that is oil-driven and Texas has been pretty healthy all year long for us, and it in fact is continuing. We don’t see any decline in the order writes out there as even the past week or so. So it’s continuing to be an excellent state for us and I suspect it’s mostly oil-driven as far as the improvement that we see out there.

 John Diffendal - BB&T Capital Markets - Analyst

 Great. One last question. I think I saw in the Q that you had some — continue to see warranty-type improvements. I think that’s strictly on the RV side, if I remember correctly. Is that something you do expect to continue through the year? Those numbers will still come down?

 Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

 That’s our goal. As you know, the warranty reserves are almost actuarial kinds of calculations. So as we have actual experience that is better than in the past as a result of changes in our quality and our service, some of those — some of those don’t flow through the financials until after some lag time. So that would be our expectation. It may not happen every quarter, but we certainly expect as a long-term trend to see improvement in warranty costs.

 Andy Griffiths - Fleetwood Enterprises, Inc. - SVP, CAO

 This is Andy. There will clearly be year-over-year improvement through the remainder of this fiscal year. We may see some sequential improvement, but not very much relative to the reductions that you’ve seen.

 John Diffendal - BB&T Capital Markets - Analyst

 I lied about it being my last question. You mentioned that you had your RV dealer show last week and I assume the numbers you gave us in terms of backlogs are sort of post show. Am I correct?

 Paul Eskritt - Fleetwood Enterprises, Inc. - President, RV Group

 This is Paul. That is correct.

 John Diffendal - BB&T Capital Markets - Analyst

 And when did the show — where was the show placed last year in terms of the timing on that?

 Paul Eskritt - Fleetwood Enterprises, Inc. - President, RV Group

 It was roughly around the same time. It was that last week in August.

 John Diffendal - BB&T Capital Markets - Analyst

 Okay. So in other words, when we’re looking against that number you gave last year, it would have been also a post-show number?

 Paul Eskritt - Fleetwood Enterprises, Inc. - President, RV Group

 That is correct. There’s always some time, periodically, a little bit of lag in when orders actually get in the system because some of our more complicated product, it may take a week or two to actually spec in all of the orders. You may get a little bit of disconnect, but for the most part I would agree with you.

 John Diffendal - BB&T Capital Markets - Analyst

 Thank you.

Operator

 Thank you. The next question is a follow-up from Kathryn Thompson from Avondale Partners. Please go ahead.

 Kathryn Thompson - Avondale Partners - Analyst

 Yes. I just wanted to follow up on your guidance. Not to beat a dead horse, but it looks like you’re having continued improvement in manufactured housing and some continued progress in motor homes, but you’d indicated that most of your — most of the costs associated with plant closures and severance, et cetera for towables were in Q1 of ‘08 and Q4 of ‘07. I guess, what I’m struggling with is why would — you would logically think you would have some improvement going into the second quarter versus the first quarter given the metrics I just laid out. Could you help clarify that for me?

 Paul Eskritt - Fleetwood Enterprises, Inc. - President, RV Group

 Kathryn, this is Paul. I’ll tell you from an RV side kind of what’s going on. We do expect a little bit less ship volume on the motor home side in October. Normally, the seasonality side of the Class C business is in those summer months. In addition to that, usually this quarter is kind of our higher marketing expense quarter, which includes the cost of the dealer meeting, a lot of our brochures and fliers and DVDs start to roll out this quarter. So usually October quarter is a little bit higher on the marketing expense side compared to prior quarters. Plus, we expect a little bit of offset improvement on that on the trailer side. That’s where you get a net effect, at least in the RV Group.

 Kathryn Thompson - Avondale Partners - Analyst

 Okay. As far as the towables side, will there be any type of — how close will you get to breakeven? When do you think you can get to breakeven in the towables segment?

 Paul Eskritt - Fleetwood Enterprises, Inc. - President, RV Group

 Currently, I would target right now toward the end of the year, into the first quarter of next year, somewhere around there. Where we’re working on right now is really our operational efficiencies, material and labor costs. We set out a plan early on in the year, about January, February, where we really wanted to focus in on getting our capacities to where we needed to go and that resulted in shuttering some plants, really focusing on streamlining our product lineup, brand realignment, and then also enhancing our appeal in product and we’ve kind of got those three things well underway and in process. Our real focus right now is on quality improvement and the operational effective side, which I would get focused in on the material and labor side, is where we’re spending a lot of our time right now. So it’s really tough to tell, depending on what the market’s going to do and how fast we can do what we need to do.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

 We’ll see year-over-year improvements, but we are moving into the winter season where volumes are traditionally less to begin with.

 Kathryn Thompson - Avondale Partners - Analyst

 Okay.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

 We’ll be looking at the latter part of this fiscal year.

 Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

 Although, I would comment that due to the softness in the retail market, we’re seeing inventories at the dealer level decline and we’ll probably see that through the end of this quarter, but they should be stabilized. Unless there’s further weakness in the market beyond seasonal weakness, they should be in a pretty stable level by the end of this quarter and that could help us a bit.

 Kathryn Thompson - Avondale Partners - Analyst

 Okay. Finally, I know, Elden, in your prepared comments you are shying away from making any comments about the shareholder letter from last week, and that’s completely understandable, but it would be helpful from our perspective if you could give any insights to how you may or may not be changing some of your operational initiatives that you’ve set out, either speeding up or slowing down, or is it just business as usual? It ranges everything from what you’re doing on the towable side to real estate sales.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

 At this point, I’ve said all I can say.

 Kathryn Thompson - Avondale Partners - Analyst

 Okay. Thanks so much.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

 Thank you.

Operator

 Thank you. We have no further questions at this time. I’ll turn it back to Elden Smith for closing remarks.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

 Okay. Thank you very much for joining us today and we look forward to talking with everyone next quarter. Thank you.

Operator

 Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may all disconnect.

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